Exhibit 10.2

CALI Building Office Management Contract

Parties to this Contract:

Party A: Tianjin Binhai International Automall Co., Ltd.

Party B: Tianjin Binhai Shisheng Trading Group Co., Ltd

In accordance with the relevant laws and regulations, on the basis of voluntary, equality and consensus, the two Parties reached the following Contract on the management service of the property:

Party B leases the Room 2006, 21st floor and 22nd floor of Party A’s CALI Building as office space. The architectural area is 1331.5 m2 in total. Areas of each room please see Appendix 1 of CALI Building Office Rental Contract. The Contract shall be valid from April 1st 2016 to March 31st 2019.

Article 1 Rights and Obligations of the Two Parties

1. Rights and Obligations of Party A

I. Party A shall entrust a qualified professional company to undertake the special management and service business of the property so as to maintaining, repairing, serving and offering special management on items such as Premises public space, public facilities and equipments, greening, environmental health, co-management and transportation, etc.;

II. During the leasing term, Party A shall guarantee the safety of the leased Premises. The maintenance responsibility of the leased Premises and matching facilities should be borne by Party A (except the improper usage by Party B) unless otherwise agreed in this contract or supplementary agreement.

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(1)	If maintenance is needed, Party A shall inform Party B 5 days earlier and Party B shall cooperate with Party A.

(2)	According to the appointment, if Party A should bear the responsibility of Premises maintenance, Party B shall propose maintenance application to Party A timely so as to make Party A provide maintenance service.

(3)	Due to Party B is idle to perform the obligation of notification, causing the expansion of loss, Party A will not be responsible; due to Party B is idle to fulfill the obligation of notice and cause loss to Party A, Party B shall make a compensation according to the facts.

III. Guarantee the cleanness of the public area.

IV. Be in charge of fire fighting and 24 hours safe guard of public area of CALI Building; be responsible for the maintenance of the order of the motor vehicle parking;

V. Be in charge of maintenance of public facilities in CALI Building and ensure the smoothly operation of public equipment in CALI Building;

VI. Establish and improve the management of the property file information;

VII. Prevent the violations of the property management system;

VIII. Charge fees according obligations of this contract, appendix and supplementary agreement;

IX. Notify Party B in writing of attentions and restrictions about Premises decoration in advance.

2. Rights and Obligations of Party B

I. Party B has the right to use the leased Premises to carry out office and business activities in accordance with the law. All business activities in the leased Premises shall observe laws and regulations of the People’s Republic of China and local regulations. Comply with all items of property management system and fulfill the appointments of CALI Building Tenant Manual carefully.

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II. Party B is entitled to propose comments and suggestions about the matters concerning management and service;

III. Party B shall properly use the leased Premises and its affiliated facilities. Any harm or damages happened to Premises and its facilities for the reason of improper use, Party B shall take responsibility to repair or make economical compensation to Party A then Party A shall take responsibility to repair it.

IV. When decorate the Premises, Party B shall fill the Decoration Application Form which notice the designing scale, scope, technique, materials and other programs to Party A, Party B cannot start construction without Party A's written consent; Party B shall handle the relevant examination and approval or record filing procedures in accordance with the law if the construction concerns, Party A shall give necessary assistance to Party B; if not, Party B shall be responsible for all the consequences, Party B shall take compensating responsibility if it cause loss or make Party A assume legal liability outside.

V. Party B shall be responsible for the maintenance and repair of the damaged consumables in the leased Premises. The content of consumables includes but not limited: lighting lamps and lanterns, lamps and lanterns switch, fan coil switch, power socket, door lock, wire socket, telephone socket, etc. Party A shall take responsibility of maintenance of damaged consumables in public area.

VI. Performing payment of the fees and charges specified in the contract, appendix and supplementary agreement. Within the leasing term, Party B fails to pay the rental, management fees and other related expenses stipulated in the contract, each overdue day, Party B should pay 1% of the total overdue cost as default penalty to Party A, overdue for more than ten days, Party A has the right to terminate this contract.

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VII. Party B is not allowed to store weapons, ammunition, saltpeter, gunpowder, gasoline, or other flammable, explosive, toxic, harmful and dangerous goods in the leased Premises; is not allowed to raise poultry, pets, etc.; shall not occupy, damage the common parts, sharing facilities and equipments of the property or change their using functions;

VIII. During the business activities of Party B within the lease period, Party B shall take full responsibility for the impact and economic losses caused by the legal and economic disputes between the third parties.

Article 2. Management Service Fee

1.	Management service fee is RMB 1.65 per square meter per day which calculated as architectural area, the total management service fee is RMB 66826 (Sixty-six Thousand Eight Hundred and Twenty-six Yuan ) per month, pay every half a year. When signing this contract, Party B shall pay the management service fee for term from April 1st 2016 to September 30th 2016 for the amount of RMB 400956(Forty Thousand Nine Hundred and Fifty-six Yuan).

2.	Party B shall finish the payment of the electricity fee and the other relevant fees when return the Premises to Party A.

Article 3. Withhold and Remit Service Charges

1.	Party A can offer withholding and remitting service such as electric charge when commissioned by relevant departments or unites (costs of withholding and remitting does not belong to the management service fee).

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2.	Electric charge: the actual amount according the using of Party B shall be charged every half a year by CALI Building Management Department. Party A check the electricity meter while confirmed and signed by Party B, and Party B shall pay the electrical charge every half a year.

(1) Party A shall install an individual electricity meter for Party B, its electric charge during the leasing time should be withheld and remitted by Party A. Party B shall pay the actual amount according the commercial electricity price standard of Tianjin.

(2) Payment terms: Party A check the electric meter number and Party B carry out the payment after confirmation.

Article 4 Advertisement Board Setting and Rights

Without the consent of Party A, Party B is not allowed to erect, display, paste any billboards, signs, banners, flags, notices inside the building and outward building public boundary and walls.

Article 5 Other Matters

1.	Party B shall not place or store any goods, equipment, boxes, tables, chairs, garbage and other items in the stairs, passages, elevators, and other public places of the building so as to ensure fire exits unblocked.

2.	When the Premises is returned to Party A, the Premises and its matching facilities and equipments shall be kept in good condition, and shall not remain the goods nor affect the normal usage of the Premises. For the goods retained without consent of Party A should be deemed as abandoned by Party B, Party A has the right to handle and charge trash cleaning and handling fee depending on the volume and weight of the remaining goods. Trash cleaning and handling fee can be deducted from the deposit.

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Article 6 Liability for Breach of Contract

1.	Party B is entitled to request Party A to make corrections within a time limit when Party A breaches the contract, and Party A shall bear the corresponding legal liability if it fails to correct within the time limit and cause losses to Party B;

2.	Party A is entitled to request Party B to make corrections within a time limit when Party B breaches the contract , and Party B shall bear the corresponding legal liability if it fails to correct within the time limit and cause losses to Party A;

3.	Within the leasing term, Party B shall pay one month's rental and management service fee as default penalty for breaching of contract to Party A if Party B vacates the Premises before the termination of leasing term. The amount of rental is subject to the amount agreed in CALI Building Office Tenancy Contract. The management fee is subject to the amount agreed in this contract.

4.	When the contract terminated, Party B shall return the Premises within 3 days. If Party B returns Premises overdue, the rental and management service fee shall be calculated 2 times as agreed in the contract per day, and Party A is entitled to deduct these costs from the deposit.

Article 7

In order to safeguard the vital interests of public and users, in unforeseen circumstances, such as the occurrence of leakage, fire, water pipes burst, salvage, assist public security organ to execute the task such as emergencies, necessary property losses caused by Party A to Party B for the reason of taking emergency measures, the two Parties shall solve the affair according to relevant legal provisions.

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Article 8

During the execution of this contract, on condition that the contract cannot be fulfilled for the reason of force majeure, the two Parties shall solve this affair according to relevant laws and regulations.

Article 9

Any disputes happened during the performance of this contract the two parties shall resolve the dispute by way of negotiating or bring a lawsuit to people's court.

Article 10

The Contract is made in 5 copies, Party A takes 3 copies and Party B takes 2 copies. Party A has proposed Party B pay particular attention to the appointments about rights and obligations items of both Parties in the Contract and makes full and accurate comprehension. Party B has carefully read all the items stipulate in the Contract (including the Contract Appendix), through Party A’s description and instruction, Party B has fully comprehended the true meaning of contract items and has no objection to all contents. The signing of the contract is the result of mutual agreement between the two parties.

This Contract is Appendix of CALI Building Office Rental Contract and has the same legal effect as CALI Building Office Rental Contract.

Party A: Tianjin Binhai International Automall Co., Ltd.

Party B: Tianjin Binhai Shisheng Traging Group Co., Ltd.

Party A:	Party B:

(sign and seal)	(sign and seal)

Contract Representative:	Contract Representative:

Date:	Date:

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APPENDIX 1

Details of area and rental, management service fee of each room
Room No.	Area (unit: square meter)	Monthly rental (unit: RMB)	Monthly Management Service Fee (unit: RMB)	Total amount of monthly rental and management service fee (unit:RMB)
2006	137.3	3967	6891	10858
2101	210.3	6077	10554	16631
2102	44.4	1283	2228	3511
2103	61.4	1774	3082	4856
2105	51.4	1485	2580	4065
2106	106.6	3080	5350	8430
2107	52.4	1514	2630	4144
2108	46.1	1332	2314	3646
2109	67.7	1956	3398	5354
2110	160.4	4635	8050	12685
2201	393.5	11370	19749	31119
Total	1331.5	38473	66826	105299

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